Exhibit 99.1

PRESS RELEASE

Valvoline Inc. Announces Election of Patrick Pacious
to its Board of Directors

LEXINGTON, Ky., July 12, 2023 – Valvoline Inc. (NYSE: VVV), a trusted leader in preventive automotive maintenance delivering quick and convenient service, today announced the election of Patrick Pacious as an independent director to the company’s Board of Directors, effective July 11, 2023, as part of the Board’s ongoing refreshment process.

Since 2017, Pacious has served as President and Chief Executive Officer of Choice Hotels International Inc., one of the largest and most successful lodging franchisors in the world, with more than 7,400 hotels. Before assuming this role, he was President and Chief Operating Officer and served in various other senior leadership positions since joining Choice Hotels in 2005. Mr. Pacious has also served as a director of Choice Hotels since September 2017.

“On behalf of Valvoline’s Board of Directors, I am thrilled to welcome Pat to the Board during this exciting time as the Company transitions to a pure-play automotive services company following the recent sale of the Global Products business,” said Richard J. Freeland, Chairman of the Board. “Pat’s expertise in franchise development and expansion, brand building, acquisitions and technology transformation will be invaluable as the Company executes on its strategy to rapidly expand its retail footprint with an increased emphasis on franchisee unit growth. Through my conversations with Pat, I know he will be a tremendous asset to our Board and management team and look forward to his perspectives on the Company’s expansion.”

Pacious will serve as a member of the Board’s Compensation Committee.

About Valvoline Inc.

The Quick, Easy, Trusted name in preventive vehicle maintenance, Valvoline Inc. (NYSE: VVV) leads the industry with automotive service innovations that simplify consumers’ lives. With an average consumer rating of 4.6 out of 5 stars*, Valvoline Inc. has built the model for transparency and convenience to take the worry out of vehicle care. From its 15-minute, stay-in-your-car oil changes to battery replacements and tire rotations, the Company's model offers maintenance solutions for all types of vehicles. The Company operates and franchises nearly 1,800 service center locations through its Valvoline Instant Oil ChangeSM and Valvoline Great Canadian Oil Change retail brands, and helps independent operators grow their businesses through its nearly 300 Valvoline Express Care locations in North America. To learn more, or to find a Valvoline Inc. service center near you, visit vioc.com.

TM Trademark, Valvoline Inc. or its subsidiaries, registered in various countries
SM Service mark, Valvoline Inc. or its subsidiaries, registered in various countries
* Based on a survey of more than 600,000 Valvoline Instant Oil Change customers annually

FOR FURTHER INFORMATION

Investor Inquiries
Elizabeth B. Russell
+1 (859) 357-3155
IR@valvoline.com

Media Inquiries
Michele Gaither Sparks
+1 (859) 230-8097
michele.sparks@valvoline.com